777 E. Wisconsin Ave. Milwaukee, WI 53202 USA Fax: 414.382.5560
News Release
Contact: Matthew Gonring Rockwell Automation 414-382-5575

Rockwell Automation Reports Fourth Quarter and Full Year Results
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        — Expects fiscal year 2004 diluted EPS in the range of $1.35 to $1.45 on improving business outlook

MILWAUKEE (November 6, 2003) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2003 fourth quarter net income of $67 million (35 cents per share) and full year 2003 net income of $217 million ($1.14 per share), excluding the third quarter tax benefit. This result includes two items related to businesses no longer owned by the company:

•	Income of $7 million ($4 million after-tax, or 2 cents per share), reflected in discontinued operations, from a favorable determination in a legal proceeding related to the company’s former operation of the Rocky Flats facility of the Department of Energy; and

•	A charge of $5 million ($3 million after-tax, or 2 cents per share), reflected in general corporate-net, due to higher estimated future costs for environmental remediation near the Russellville, Ky. facility of the company’s former Measurement and Flow Control business.

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4TH Quarter Earnings
Rockwell Automation

Fourth Quarter 2003

Fiscal 2003 fourth quarter income from continuing operations, which excludes the income from the legal proceeding determination reflected in discontinued operations, was $63 million (33 cents per share). This result compares to fiscal 2002 fourth quarter income from continuing operations and net income of $49 million (26 cents per share).

Sales for the fourth quarter were $1,058 million, up 4 percent compared to $1,017 million in the fourth quarter of 2002. Three percentage points of the growth was due to the effect of currency translation. Segment operating earnings in the fourth quarter were $132 million, up 32 percent compared to $100 million in the fourth quarter of 2002.

Full Year 2003

Full year 2003 income from continuing operations before accounting change was $282 million ($1.49 per share) compared to $226 million ($1.20 per share) in 2002. These results include various items listed on the attached Supplemental Sales and Earnings Information chart. Excluding the income tax benefits in both years, income was $213 million ($1.12 per share) in 2003 compared to $178 million (94 cents per share) in 2002.

Sales for the full year were $4,104 million, up 5 percent compared to $3,909 million in fiscal 2002. Three percentage points of the growth was due to the effect of currency translation. Segment operating earnings for fiscal 2003 were $453 million, up 19 percent compared to $381 million in 2002.

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4TH Quarter Earnings
Rockwell Automation

Don H. Davis, chairman and chief executive officer, said, “We are very pleased with the results we achieved in a difficult environment throughout the year, which was somewhat weaker than we had originally expected. Our sales grew faster than our markets, and the profit conversion on the increased sales was extremely strong, due in part to our continuing focus on cost management. Cash flow was outstanding, reflecting the quality of our earnings.”

Davis continued, “I am extremely proud of the performance delivered by this management team. The continued execution of our Lean Enterprise initiatives gives Rockwell Automation substantial operating leverage. More importantly, the success of our many growth initiatives, based on the strength of our Logix architecture, positions us for attractive long-term growth.”

Davis concluded, “Customer demand has strengthened since early September and we have begun to see a broad improvement across our markets. We are confident that these early signs are indicative of an emerging upward trend and are optimistic that this trend will be sustainable. Until further evidence emerges, we are planning for revenue growth in fiscal 2004 in the mid-single digits and we expect diluted EPS in the range of $1.35 to $1.45.”

Following is a discussion of results by business for the fourth quarter and full year.

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4TH Quarter Earnings
Rockwell Automation

Control Systems

Control Systems fourth quarter sales were up 6 percent to $846 million from $800 million in 2002. Four percentage points of the growth was due to the effect of currency translation and substantially all of the remaining increase relates to higher non-U.S. sales. Segment operating earnings were $116 million, up 36 percent compared to $85 million in 2002’s fourth quarter. Control Systems return on sales was 13.7 percent in 2003’;s fourth quarter compared to 10.6 percent in 2002.

Sales for the full year were up 7 percent to $3,287 million from $3,060 million. Three percentage points of the growth was due to the effect of currency translation and most of the remaining sales growth occurred outside of the U.S. Both the Logix and Process Solutions businesses increased sales in 2003 by approximately 30 percent; Global Manufacturing Solutions sales grew by 5 percent. Segment operating earnings for 2003 were $398 million, an increase of 23 percent compared to $324 million in 2002. Control Systems return on sales for the year was 12.1 percent compared to 10.6 percent in 2002.

Power Systems

Power Systems fourth quarter sales were $179 million compared to $184 million in last year’s fourth quarter. Mechanical sales were up 6 percent, while Electrical sales decreased approximately 11 percent. Fourth quarter segment operating earnings were $15 million in both 2003 and 2002. The continued benefits resulting from productivity and

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4TH Quarter Earnings
Rockwell Automation

cost reduction initiatives were offset by increased customer incentives and the volume decline. Power Systems return on sales was 8.4 percent versus 8.2 percent last year.

Sales for the full year were $705 million compared to $716 million in 2002. Mechanical sales increased 3 percent while Electrical sales decreased 5 percent. Segment operating earnings were $54 million (7.7 percent return on sales) compared to $53 million (7.4 percent return on sales) in 2002.

FirstPoint Contact

FirstPoint Contact sales were $33 million in the fourth quarter of both 2003 and 2002. Operating earnings for the quarter were $1 million compared to break even results in the fourth quarter of 2002. Fourth quarter 2003 results include a charge of $2 million ($1 million after-tax, or 1 cent per share) related to a workforce reduction, while fourth quarter 2002 results include a charge of $4 million ($3 million after-tax, or 2 cents per share) related to a workforce reduction and an asset impairment.

Full year 2003 sales and segment operating earnings were $112 million and $1 million, respectively, compared to $133 million and $4 million in 2002.

General Corporate –Net

Fourth quarter general corporate expenses were $24 million. This result includes a

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4TH Quarter Earnings
Rockwell Automation

charge of $5 million ($3 million after-tax, or 2 cents per share) due to the higher environmental remediation costs in Russellville, Ky. The fourth quarter of 2002 general corporate expenses were $14 million, which includes income from intellectual property settlements of $4 million ($3 million after-tax, or 2 cents per share).

General corporate expenses for the full year were $67 million, including the $5 million environmental remediation charge. Corporate expenses for 2002 were $57 million and included $9 million ($7 million after-tax, or 4 cents per share) of income related to the favorable settlement of intellectual property matters.

Income Tax Benefits

Income taxes in fiscal 2003 include a benefit of $69 million (37 cents per share) related to a settlement of a U.S. federal research and experimentation credit refund claim and related matters. Income taxes in fiscal 2002 include a benefit of $48 million (26 cents per share) from the resolution of certain tax matters for the period 1995-1999.

Cash Flow

Full year 2003 free cash flow from continuing operations was $327 million. Rockwell Automation defines free cash flow as cash flows from operating activities reduced by capital expenditures.

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4TH Quarter Earnings
Rockwell Automation

Following are additional business developments:

•	Rockwell Automation’s integrated Logix architecture continued to fuel growth and expand the company’s served markets. Key wins include:

—	A $1.4 million contract with Daewoo Shipbuilding Marine Engineering, a major shipbuilding OEM, for the construction of an offshore platform. A variety of products, including ControlLogix® and IntelliCENTER® Motor Control Centers, will be used on the project.

—	A $1.2 million process solutions contract with Setal Engineering, a Brazilian OEM, for an Oil & Gas compressor control system that will be used by Petrobras (Petróleo Brasileiro S.A.), one of South America’s largest oil producers.

—	Orders totaling Euro 2.8 million with Officine Meccaniche G. Cerutti SpA, an Italian OEM, for automation controls used in printing “La Repubblica”, one of Italy’s largest daily newspapers.

—	A $1.3 million process order with a leading pharmaceutical company for time and expense validation services. These solutions will help them meet regulatory compliance and audit requirements specified under the FDA rules outlined in 21 CFR Part 11.

—	A major project with Oshkosh Truck Corp. on the Hemtt A3 electric hybrid vehicle for the application of ControlLogix® controls and high-efficiency custom liquid-cooled Allen-Bradley® drives featuring PowerFlex™ technology. Production on the high-tech military vehicle is slated to begin in 2006.

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•	Rockwell Automation Global Manufacturing Solutions won new business from leading food and beverage companies. Highlights include:

—	A Euro1 million contract with a major Europe-based food company for a turnkey MES solution. The project will integrate their SAP system with RSBizWare™ and other Rockwell Software® products.

—	An $800,000 contract with SABMiller for Rockwell Software® products and services to be used in five brewery sites in South Africa which will help to improve plant efficiency and visualization.

•	General Motors announced that it will standardize on EtherNet/IP for its vehicle manufacturing operations. EtherNet/IP is an open standard providing real-time communication between plant floor and business systems. Rockwell Automation is a leader in EtherNet/IP network technology. GM will apply the technology in 60 plants around the world.

A conference call to discuss Rockwell Automation’s financial results will take place at 10:00 A.M. Eastern Time on November 6. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

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4TH Quarter Earnings
Rockwell Automation

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believes,” “estimates,” “expect(s),” “anticipates,” “will,” “intends” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to economic and political changes in international markets where the company competes, such as currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors over which the company has no control; demand for and market acceptance of new and existing products, including levels of capital spending in industrial markets; successful development of advanced technologies; competitive product and pricing pressures; future terrorist attacks; epidemics; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. The company also is a provider of contact management technologies and applications that help companies more efficiently manage interaction with their own customers. Headquartered in Milwaukee, Wis., the company employs about 21,500 people serving customers in more than 80 countries.

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ROCKWELL AUTOMATION, INC. SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002
Sales
Control Systems	$846	$800	$3,287	$3,060
Power Systems	179	184	705	716
FirstPoint Contact	33	33	112	133

Total Sales	$1,058	$1,017	$4,104	$3,909

Segment Operating Earnings
Control Systems	$116	$85	$398	$324
Power Systems	15	15	54	53
FirstPoint Contact	1	-	1	4

Total Segment Operating Earnings	132	100	453	381
Purchase Accounting Amortization	(7)	(6)	(27)	(25)
General Corporate - Net (See Note 1)	(24)	(14)	(67)	(57)
Loss on Disposition of a Business (see Note 2)	-	-	(8)	-
Interest Expense	(11)	(16)	(52)	(66)
Income Tax Provision (see Note 3)	(27)	(15)	(17)	(7)

Income from Continuing Operations Before Accounting Change	63	49	282	226
Income from Discontinued Operations (see Note 4)	4	-	4	3
Cumulative Effect of Accounting Change (see Note 5)	-	-	-	(108)

Net Income	$67	$49	$286	$121

Diluted Earnings Per Share:
Continuing Operations Before Accounting Change	$0.33	$0.26	$1.49	$1.20
Discontinued Operations	0.02	-	0.02	0.02
Cumulative Effect of Accounting Change	-	-	-	(0.58)

Net Income	$0.35	$0.26	$1.51	$0.64

Average Diluted Shares	190.7	189.4	190.1	188.8

(1)	Includes a charge of $5 million ($3 million after-tax, or 2 cents per share) in the fourth quarter and full year 2003 due to higher estimated costs for environmental remediation near the Russellville, Kentucky facility of the Company’s former Measurement and Flow Control business.

(2)	The loss on disposition of a business relates to the sale of a majority of the company’s ownership interest in Reliance Electric Limited Japan.

(3)	Includes a benefit of $69 million for the full year 2003 related to a settlement of a U.S. federal research and experimentation credit refund claim and a benefit of $48 million for the full year 2002 from the resolution of certain tax matters for the period 1995-1999.

(4)	Includes income of $7 million ($4 million after-tax, or 2 cents per share) from a favorable determination in a legal proceeding related to the Company’s former operation of the Rocky Flats facility of the Department of Energy.

(5)	The cumulative effect of accounting change relates to impairment charges resulting from the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET (in millions)

	September 30,
	2003	2002
ASSETS
Cash and cash equivalents	$226	$289
Receivables	684	645
Inventories	542	557
Deferred income taxes	164	157
Other current assets	120	109

Total current assets	1,736	1,757
Property	925	988
Goodwill	798	778
Other intangible assets	344	346
Other assets	183	137

Total	$3,986	$4,006

LIABILITIES AND SHAREOWNERS' EQUITY
Short-term debt	$9	$162
Accounts payable	327	325
Compensation and benefits	171	161
Income taxes payable	15	44
Other current liabilities	298	274

Total current liabilities	820	966
Long-term debt	764	767
Retirement benefits	657	381
Deferred income taxes	37	140
Other liabilities	121	143
Shareowners' equity	1,587	1,609

Total	$3,986	$4,006

ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)

	Year Ended September 30,
	2003	2002
CONTINUING OPERATIONS:
OPERATING ACTIVITIES:
Income from continuing operations before accounting change	$282	$226
Adjustments to arrive at cash provided by operating activities:
Depreciation	172	184
Amortization of intangible assets	26	22
Tax benefit from research and experimentation credit refund claim	(69)	-
Retirement benefit expense	71	53
Pension trust contributions	(66)	(36)
Net loss on disposition of property and businesses	12	3
Income tax benefit from the exercise of stock options	21	6
Receivables	(9)	70
Inventories	26	53
Accounts payable	7	(26)
Compensation and benefits	6	(30)
Changes in other assets and liabilities	(43)	(49)

Cash provided by operating activities	436	476

INVESTING ACTIVITIES:
Capital expenditures	(109)	(104)
Acquisitions of businesses, net of cash acquired	(26)	(71)
Other investing activities	2	-

Cash used for investing activities	(133)	(175)

FINANCING ACTIVITIES:
Repayments of debt	(153)	-
Cash dividends	(122)	(122)
Purchases of treasury stock	(128)	-
Proceeds from the exercise of stock options	70	25
Other financing activities	(2)	-

Cash used for financing activities	(335)	(97)

Effect of exchange rate changes on cash	(31)	-

Cash (used for) provided by continuing operations	(63)	204
Cash used for discontinued operations	-	(36)

(Decrease) increase in cash and cash equivalents	$(63)	$168

FREE CASH FLOW:
Cash provided by operating activities	$436	$476
Capital expenditures	(109)	(104)

Free cash flow (see Note 1)	$327	$372

(1)	The company’s definition of free cash flow, which is an internal performance measurement, may be different from definitions used by other companies.

ROCKWELL AUTOMATION, INC. SUPPLEMENTAL SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Income (Expense)
	Quarter Ended September 30,		Year Ended September 30,
	2003	2002	2003	2002
NET INCOME
Items included in net income include:
Income from continuing operations before accounting change
Russellville environmental remediation - additional future costs	$(3)	$-	$(3)	$-
Loss on sale of ownership interest in Reliance Electric Limited Japan	-	-	(3)	-
Research and experimentation income tax credit refund claim	-	-	69	-
Resolution of 1995-1999 income tax matters	-	-	-	48
Intellectual property settlements	-	3	-	7
FirstPoint Contact workforce reduction and asset impairment charges	(1)	(3)	(1)	(3)
Discontinued operations
Rocky Flats favorable determination in legal proceeding	$4	$-	$4	$-
Resolution of obligations related to divested businesses	-	-	-	3
Cumulative effect of accounting change
Adoption of accounting standard - SFAS 142	$-	$-	$-	$(108)
DILUTED EARNINGS PER SHARE
Items included in the computation of diluted earnings per share include:
Income from continuing operations before accounting change
Russellville environmental remediation - additional future costs	$(0.02)	$-	$(0.02)	$-
Loss on sale of ownership interest in Reliance Electric Limited Japan	-	-	(0.01)	-
Research and experimentation income tax credit refund claim	-	-	0.37	-
Resolution of 1995-1999 income tax matters	-	-	-	0.26
Intellectual property settlements	-	0.02	-	0.04
FirstPoint Contact workforce reduction and asset impairment charges	(0.01)	(0.02)	(0.01)	(0.02)
Discontinued operations
Rocky Flats favorable determination in legal proceeding	$0.02	$-	$0.02	$-
Resolution of obligations related to divested businesses	-	-	-	0.02
Cumulative effect of accounting change
Adoption of accounting standard - SFAS 142	$-	$-	$-	$(0.58)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Income Excluding Income Tax Benefits

The company’s press release contains information regarding income excluding the income tax benefit in 2003 related to the settlement of a U.S. federal research and experimentation credit refund claim and the income tax benefit in 2002 from the resolution of certain tax matters for the period of 1995-1999, which are non-GAAP financial measures. Management believes that income excluding such income tax benefits is useful to investors since the benefits relate to tax returns filed in prior periods and they are not indicative of the magnitude of tax benefits the company may recognize in the future. Management uses income excluding such income tax benefits to monitor the performance of the company.

Free Cash Flow

The company’s press release contains information regarding free cash flow, which is a non-GAAP financial measure. The company’s definition of free cash flow takes into consideration capital investment required to maintain the operations of the company and execute its strategy. Management believes that free cash flow provides useful information to investors regarding the company’s ability to generate cash from business operations that is available for acquisitions and other investments, debt service, dividends and share repurchases. Management uses free cash flow as one measure to monitor and evaluate the performance of the company.

The following table summarizes free cash flow by quarter for the company:

Quarter Ended
	Dec. 31, 2001	March 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003
Cash provided by operating	$ 87	$ 62	$ 146	$ 181	$ 104	$ 97	$ 77	$ 158
activities
Capital expenditures	(19)	(28)	(24)	(33)	(15)	(27)	(29)	(38)

Free cash flow	$ 68	$ 34	$ 122	$ 148	$ 89	$ 70	$ 48	$ 120

Regional Sales

The company’s press release contains information regarding regional sales excluding currency translation which is a non-GAAP financial measure. Management believes this provides useful information to investors since it reflects regional performance from the company’s activities without the effect of changes in currency rates, which is outside the control of management. Management uses sales excluding translation to monitor and evaluate the company’s regional performance.

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding translation for 2003:

	Quarter Ended September 30, 2003			Fiscal Year Ended September 30, 2003
	Sales	Currency Translation	Sales Excluding Currency Translation	Sales	Currency Translation	Sales Excluding Currency Translation
US	$477	$ --	$477	$1,893	$ --	$1,893
Canada	74	(9)	65	268	(20)	248
Europe, Middle East, Africa	171	(21)	150	669	(99)	570
Asia-Pacific	84	(5)	79	326	(17)	309
Latin America	40	1	41	131	34	165

Total	$846	$(34)	$812	$3,287	$(102)	$3,185

The following is a reconciliation for the company of reported sales to sales excluding translation for 2003:

	Quarter Ended September 30, 2003			Fiscal Year Ended September 30, 2003
	Sales	Currency Translation	Sales Excluding Currency Translation	Sales	Currency Translation	Sales Excluding Currency Translation
US	$ 663	$ --	$ 663	$2,613	$ --	$2,613
Canada	85	(10)	75	305	(22)	283
Europe, Middle East, Africa	182	(22)	160	711	(104)	607
Asia-Pacific	85	(4)	81	333	(18)	315
Latin America	43	1	44	142	35	177

Total	$1,058	$(35)	$1,023	$4,104	$(109)	$3,995